Exhibit 99.1

Press Release May 2, 2006	For Immediate Release
For More Information
SOURCE: MidCarolina Financial Corporation	Contact Randolph J. Cary, Jr.
President and CEO
(336) 538-1600

MidCarolina Financial Corporation’s Board of Directors Approve 10% Stock Dividend

BURLINGTON, NORTH CAROLINA – MidCarolina Financial Corporation (OTC Bulleting Board: MCFI) today announced that the Board of Directors has approved 10% stock dividend. The stock dividend will be paid on June 15, 2006, to all shareholders of record on May 22, 2006. Certificates currently held by shareholders will continue to represent the number of shares indicated, and new certificates will be issued for an amount representing the dividend shares. Fractional shares will be redeemed by the Corporation based on the stock’s closing price on the record date.

Commenting on the announcement, Randolph J. Cary, Jr., President and CEO said, “The management and Board of Directors are very pleased that the financial performance of MidCarolina Financial Corporation has allowed us to award a stock dividend for the seventh time in our eight year history. Our shareholders, in addition to being investors, also contribute greatly to the Bank’s success by being loyal customers and friends.” He also noted that any future dividends will depend upon MidCarolina Financial’s financial condition, earnings, capital needs, regulatory requirements and economic conditions.

As of March 31, 2006, MidCarolina had approximately 3.1 million common shares outstanding. Upon completion of the split, the number will increase to approximately 3.41 million common shares.

MidCarolina Financial Corporation is the parent company of MidCarolina Bank. With total assets of approximately $398 million, MidCarolina Bank provides a complete line of banking, mortgage and full brokerage services to individuals and businesses through five full-service banking offices and two limited-service offices located in the cities of Burlington, Greensboro and Graham, North Carolina.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina Financial Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

SOURCE: MidCarolina Financial Corporation